                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                                  SCHEDULE 13G
                                 (RULE 13D-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13D-1 AND 13D-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (FINAL AMENDMENT)

                               PORTA SYSTEMS CORP.
                               -------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    735647307
                                    ---------
                                 (CUSIP Number)

                                December 31, 2000
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

CUSIP No.  735647307                                           Page 1 of 4 Pages

         1)  Names of Reporting Persons
             IRS Identification No. Of Above Persons

             The PNC Financial Services Group, Inc. (formerly, PNC Bank Corp.) 25-1435979

         2)  Check the Appropriate Box if a Member of a Group (See Instructions)
             a)  [  ]
             b)  [  ]

         3)  SEC USE ONLY


         4)  Citizenship or Place of Organization    Pennsylvania

         Number of Shares           5)  Sole Voting Power                      *
                                                    *See the response to Item 5.

         Beneficially Owned         6)  Shared Voting Power                    *
                                                    *See the response to Item 5.

         By Each Reporting          7)  Sole Dispositive Power                 *
                                                    *See the response to Item 5.

         Person With                8)  Shared Dispositive Power               *
                                                    *See the response to Item 5.

         9)  Aggregate Amount Beneficially Owned by Each Reporting Person      *
                                                    *See the response to Item 5.

         10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
              See Instructions                                              [  ]

         11)  Percent of Class Represented by Amount in Row (9)                *
                                                    *See the response to Item 5.

         12)  Type of Reporting Person   (See Instructions)                   HC

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                                  SCHEDULE 13G
                                 (RULE 13D-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13D-1 AND 13D-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (FINAL AMENDMENT)

                               PORTA SYSTEMS CORP.
                               -------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    735647307
                                    ---------
                                 (CUSIP Number)

                                December 31, 2000
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

CUSIP No.  735647307                                           Page 2 of 4 Pages

         1)  Names of Reporting Persons
             IRS Identification No. Of Above Persons

             PNC Bancorp, Inc.   51-0326854

         2)  Check the Appropriate Box if a Member of a Group (See Instructions)
             a)  [  ]
             b)  [  ]

         3)  SEC USE ONLY


         4)  Citizenship or Place of Organization    Delaware

         Number of Shares           5)  Sole Voting Power                      *
                                                    *See the response to Item 5.

         Beneficially Owned         6)  Shared Voting Power                    *
                                                    *See the response to Item 5.

         By Each Reporting          7)  Sole Dispositive Power                 *
                                                    *See the response to Item 5.

         Person With                8)  Shared Dispositive Power               *
                                                    *See the response to Item 5.

         9)  Aggregate Amount Beneficially Owned by Each Reporting Person      *
                                                    *See the response to Item 5.

         10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
              See Instructions                                              [  ]

         11)  Percent of Class Represented by Amount in Row (9)                *
                                                    *See the response to Item 5.

         12)  Type of Reporting Person   (See Instructions)                   HC

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                                  SCHEDULE 13G
                                 (RULE 13D-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13D-1 AND 13D-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (FINAL AMENDMENT)

                               PORTA SYSTEMS CORP.
                               -------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    735647307
                                    ---------
                                 (CUSIP Number)

                                December 31, 2000
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

CUSIP No.  735647307                                           Page 3 of 4 Pages

         1)  Names of Reporting Persons
             IRS Identification No. Of Above Persons

             PNC Bank, National Association   22-1146430

         2)  Check the Appropriate Box if a Member of a Group (See Instructions)
             a)  [  ]
             b)  [  ]

         3)  SEC USE ONLY


         4)  Citizenship or Place of Organization    United States

         Number of Shares           5)  Sole Voting Power                      *
                                                    *See the response to Item 5.

         Beneficially Owned         6)  Shared Voting Power                    *
                                                    *See the response to Item 5.

         By Each Reporting          7)  Sole Dispositive Power                 *
                                                    *See the response to Item 5.

         Person With                8)  Shared Dispositive Power               *
                                                    *See the response to Item 5.

         9)  Aggregate Amount Beneficially Owned by Each Reporting Person      *
                                                    *See the response to Item 5.

         10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
              See Instructions                                              [  ]

         11)  Percent of Class Represented by Amount in Row (9)                *
                                                    *See the response to Item 5.

         12)  Type of Reporting Person   (See Instructions)                   BK

                                                               Page 4 of 4 Pages

ITEM 5 - OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

Each reporting person has ceased to own beneficially more than 5% of the stock of the issuer.

ITEM 10 - CERTIFICATION:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 12, 2001
----------------------------------
Date

By: /s/ Robert L. Haunschild
----------------------------
Signature - The PNC Financial Services Group, Inc.
Robert L. Haunschild, Senior Vice President and Chief Financial Officer
-----------------------------------------------------------------------
Name & Title

February 12, 2001
----------------------------------
Date

By: /s/ James B. Yahner
-----------------------
Signature - PNC Bancorp, Inc.
James B. Yahner, Vice President
-----------------------------
Name & Title

February 12, 2001
-----------------------------
Date

By: /s/ Thomas R. Moore
-----------------------------
Signature - PNC Bank, National Association

Thomas R. Moore, Secretary
-----------------------------
Name & Title

                     AN AGREEMENT TO FILE A JOINT STATEMENT
               WAS PREVIOUSLY FILED AS EXHIBIT A TO SCHEDULE 13G.